Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR10-183 Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Results for the First Quarter of Fiscal 2010
•	Total comparable store revenues increased 4.9% for the quarter, with merchandise comparable store revenues increasing 6.3%.

•	Net earnings of $0.11 per diluted share compared to analyst estimate of $0.07 per diluted share.

•	Free cash flow for the first quarter of fiscal 2010 of $8.5 million.

•	Long term debt of $26.4 million at April 30, 2010 compared to $35.3 million at April 30, 2009.
AMARILLO, Texas, May 17, 2010—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months ended April 30, 2010. Net earnings were approximately $1.0 million, or $0.11 per diluted share, for the first quarter of fiscal 2010 compared to net earnings of approximately $1.7 million, or $0.17 per diluted share, for the first quarter of fiscal 2009. Net earnings for the first quarter of fiscal 2010 included revenue of approximately $0.2 million related to gift card breakage. Hastings began recognizing gift card breakage revenue in the fourth quarter of fiscal 2009.
Both operating income and adjusted operating income for the first quarter were approximately $1.5 million as compared to approximately $3.1 million in the first quarter of the prior year. Adjusted operating income excludes gift card breakage revenue and stock compensation expense. Earnings before interest, taxes, property and equipment depreciation expense and amortization (“EBITDA”) was approximately $5.9 million for the first quarter of fiscal 2010 as compared to approximately $8.0 million for the same period in the prior year. Adjusted EBITDA, which excludes gift card breakage revenue and stock compensation expense, was approximately $5.8 million for the first quarter of fiscal 2010 compared to approximately $8.0 million for the same period in the prior year.
Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.
“We are pleased with our comparable store revenue increase of 4.9%,” said John Marmaduke, Chief Executive Officer and Chairman. “Consumer spending has increased and we are cautiously optimistic about future revenue growth as the economy improves. Our new rental pricing strategy continues to drive growth in rental units which were up 9.7% for the first quarter. However, our rental unit increase was not enough to offset our lower price points. During the first quarter we have seen over sixty competitor store closings in our markets. Over the long-term this will have a positive impact on our rental revenues. Short-term, we are seeing a negative impact due to the majority of these stores running going out of business sales. With the recent announcement of the liquidation of a major chain we are excited about the future of our rental business as we continue to test various pricing strategies.”
Financial Results for the First Quarter of Fiscal Year 2010
Revenues. Total revenues for the first quarter increased approximately $3.4 million, or 2.7%, to $129.1 million compared to $125.7 million for the first quarter of fiscal 2009. Excluding gift card breakage revenue, total revenues for the first quarter of fiscal 2010 increased approximately $3.2 million, or 2.5%. Comparable store sales, which exclude gift card breakage revenue, increased approximately 4.9%. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended April 30,
	2010		2009		Increase (Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$108,125	83.8%	$104,096	82.8%	$4,029	3.9%
Rental Revenue	20,779	16.1%	21,597	17.2%	(818)	-3.8%
Gift Card Breakage Revenue	194	0.1%	—	0.0%	194	—

Total Revenues	$129,098	100.0%	$125,693	100.0%	$3,405	2.7%

Comparable-store revenues (“Comp”)

Total	4.9%
Merchandise	6.3%
Rental	-1.7%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
	2010	2009
Video Games	25.2%	-10.4%
Hardback Café	15.6%	8.5%
Movies	11.1%	-5.7%
Consumables	9.4%	4.5%
Trends	8.9%	6.0%
Electronics	4.1%	2.2%
Books	-1.2%	-0.2%
Music	-4.8%	-15.2%
Prior year Comp sales have been revised to reflect current year classification of Comp sale categories. Video Game Comps increased 25.2% for the quarter, primarily due to strong sales of new and used video games for the Nintendo Wii, Playstation 3, and XBOX 360 platforms and increased video game hardware and accessory sales, partially offset by lower sales of older generation video games. Titles that helped drive sales during the quarter included God of War 3, Heavy Rain, Battlefield Bad Company 2, Final Fantasy XIII, and Dantes Inferno. Hardback Café Comps increased 15.6% for the quarter, resulting from increased sales of specialty café drinks. Movie Comps increased 11.1% for the quarter, primarily resulting from increased sales of new and used Blu-ray DVDs, DVD boxed sets, and used DVDs. Consumables Comps increased 9.4% for the quarter, primarily due to strong sales of novelty drinks and fountain drinks. Trends Comps increased 8.9% for the quarter, primarily due to strong sales of “As Seen on TV” products such as the Kymaro and the Big Top Cupcake, strong sales of Hex Bugs, and an increase in sales of action figures, driven primarily by an increase in action figures sold over the internet. The increases were partially offset by lower sales of apparel products, including t-shirts and jewelry. Electronics Comps increased 4.1% for the quarter primarily due to strong sales of new and refurbished iPods, MP3 players, and related accessories including headphones, partially offset by lower sales of digital converter boxes. Book Comps decreased 1.2% for the quarter, primarily due to decreased sales of new trade paperbacks and hardbacks, partially offset by an increase in sales of used trade paperbacks and hardbacks. Sales of new hardbacks and trade paperbacks faced a challenging comparison due to strong sales of books from Stephenie Meyer’s The Twilight Saga series during fiscal 2009. Excluding The Twilight Saga series sales, book Comps for the first quarter of fiscal 2010 would have increased 3.2%. Strong performers during the quarter included young readers titles Percy Jackson by Rick Riordan and Diary of a Wimpy Kid by Jeff Kinney, and cooking titles Pioneer Woman by Ree Drummond, Home Cooking with Trisha Yearwood by Trisha Yearwood, and Joy of Cooking by Irma Rombauer. Music Comps decreased 4.8% for the quarter due to lower sales of new and used CDs, resulting directly from a continued industry decline as well as a reduced footprint in twenty-seven stores. Merchandise Comps, excluding the sale of new music, increased 8.2% for the quarter.
Rental Comps decreased 1.7% for the first quarter, primarily due to lower price points, partially offset by fewer promotions offered during the current quarter. Units rented increased approximately 9.7% for the quarter as compared to the prior year. Rental Video Game Comps decreased 2.7% for the period, while Rental Movie Comps decreased 1.3%.

Gross Profit — Merchandise. For the first quarter, total merchandise gross profit dollars increased approximately $0.6 million, or 1.8%, to $33.7 million from $33.1 million for the same period in the prior year, primarily due to higher revenues, partially offset by decreased margin rates. Lower margin rates were partially due to a significant increase in products sold through our proprietary goShip program on the internet that had lower margins than products sold at the stores. As a percentage of total merchandise revenue, merchandise gross profit decreased to 31.2% for the quarter compared to 31.8% for the same period in the prior year, resulting from increased freight costs and shrinkage, partially offset by lower markdown expense. Increased freight costs resulted from increased shipments related to our goShip program.
Gross Profit — Rental. For the first quarter, total rental gross profit dollars decreased approximately $0.8 million, or 5.8%, to $13.1 million from $13.9 million for the same period in the prior year primarily due to lower rental revenues. As a percentage of total rental revenue, rental gross profit decreased to 62.9% for the quarter compared to 64.3% for the same period in the prior year primarily as a result of lower rental revenue as well as increased shrinkage.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 35.2% for the first quarter compared to 34.9% for the same quarter in the prior year. SG&A increased approximately $1.5 million, or 3.4%, to $45.4 million compared to $43.9 million for the same quarter last year primarily as a result of increased store advertising costs along with increased associate benefit costs (primarily increases in associate health insurance and workers compensation insurance), partially offset by lower depreciation expense.
Interest Expense. For the first quarter, interest expense decreased approximately $0.2 million, or 66.7%, to $0.1 million, compared to $0.3 million for the same period in the prior year primarily as a result of lower interest rates and lower average debt levels outstanding during the period. The average rate of interest charged for the quarter decreased to 1.9% compared to 3.0% for the same period in the prior year.
Income Tax Expense. During the three months ended April 30, 2010, the Company recorded a discrete tax benefit of approximately $0.2 million related to amended state returns resulting from an IRS audit of the Company’s previously filed Federal tax returns. No discrete tax items were recorded during the three months ended April 30, 2009. Primarily as a result of this discrete tax benefit, the effective tax rate for the three months ended April 30, 2010 decreased to 28.3% compared to 39.4% for the same period in the prior year.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. To date, the Board of Directors has approved increases in the program totaling $22.5 million. During the first quarter of fiscal 2010, we purchased a total of 189,500 shares of common stock at a cost of $955,394, or $5.04 per share. As of April 30, 2010, a total of 3,928,345 shares had been repurchased under the program at a cost of approximately $23.8 million, for an average cost of approximately $6.07 per share. As of April 30, 2010, approximately $3.5 million remained available under the stock repurchase program.
Store Activity
Since March 22, 2010, which was the last date we reported store activity, we have not opened or closed any additional stores.
Fiscal Year 2010 Guidance
     “Net earnings for the quarter were better than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Due to continued uncertainty in the retail environment, particularly with respect to the holiday selling season, we are not changing our guidance for the full fiscal year. Consequently, we are reaffirming our guidance of net earnings per share ranging from $0.32 to $0.37 for the full fiscal year ended January 31, 2011.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 147 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2010	2009	2010
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$4,620	$3,754	$8,863
Merchandise inventories, net	152,804	150,917	148,149
Deferred income taxes	6,777	10,660	7,804
Prepaid expenses and other current assets	9,364	10,791	10,120

Total current assets	173,565	176,122	174,936

Rental assets, net	13,432	13,295	13,127
Property and equipment, net	45,616	54,620	47,695
Deferred income taxes	2,974	3,461	1,310
Intangible assets, net	391	391	391
Other assets	1,366	1,051	1,341

Total assets	$237,344	$248,940	$238,800

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$69,973	$69,919	$58,068
Accrued expenses and other liabilities	26,177	34,479	28,128

Total current liabilities	96,150	104,398	86,196

Long-term debt, excluding current maturities	26,435	35,270	38,174
Other liabilities	6,262	5,551	6,272

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,978	36,702	36,920
Retained earnings	87,902	81,653	86,884
Accumulated other comprehensive income (loss)	68	(41)	37
Treasury stock, at cost	(16,570)	(14,712)	(15,802)

Total shareholders’ equity	108,497	103,721	108,158

Total liabilities and shareholders’ equity	$237,344	$248,940	$238,800

Consolidated Statements of Earnings
(In thousands, except per share data)

	Three months ended
	April 30,
	2010	2009
	(unaudited)	(unaudited)
Merchandise revenue	$108,125	$104,096
Rental revenue	20,779	21,597
Gift card breakage revenue	194	—

Total revenues	129,098	125,693

Merchandise cost of revenue	74,426	70,994
Rental cost of revenue	7,705	7,713

Total cost of revenues	82,131	78,707

Gross profit	46,967	46,986

Selling, general and administrative expenses	45,436	43,898
Pre-opening expenses	—	2

Operating income	1,531	3,086

Other income (expense):
Interest expense, net	(132)	(295)
Other, net	20	18

Income before income taxes	1,419	2,809

Income tax expense	401	1,107

Net income	$1,018	$1,702

Basic income per share	$0.11	$0.17

Diluted income per share	$0.11	$0.17

Weighted-average common shares outstanding:
Basic	9,432	9,729
Dilutive effect of stock awards	236	29

Diluted	9,668	9,758

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Three Months Ended April 30,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$1,018	$1,702
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	2,654	3,610
Purchases of rental assets	(5,980)	(4,459)
Property and equipment depreciation expense	4,321	4,850
Deferred income taxes	(637)	(507)
Loss on rental assets lost, stolen and defective	470	202
Loss on disposal of other assets	19	169
Non-cash stock-based compensation	143	51

Changes in operating assets and liabilities:
Merchandise inventories	(2,105)	(145)
Other current assets	756	433
Trade accounts payable	12,092	12,775
Accrued expenses and other liabilities	(1,951)	(6,135)
Other assets and liabilities, net	(4)	823

Net cash provided by operating activities	10,796	13,369

Cash flows from investing activities:
Purchases of property, equipment and improvements	(2,260)	(3,054)

Net cash used in investing activities	(2,260)	(3,054)

Cash flows from financing activities:
Net repayments under revolving credit facility	(11,739)	(9,237)
Purchase of treasury stock	(959)	(94)
Change in cash overdraft	(187)	(4,679)
Proceeds from exercise of stock options	106	—

Net cash used in financing activities	(12,779)	(14,010)

Net decrease in cash	(4,243)	(3,695)

Cash at beginning of period	8,863	7,449

Cash at end of period	$4,620	$3,754

Balance Sheet and Other Ratios ( A )
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2010	2009
Merchandise inventories, net	$152,804	$150,917
Inventory turns, trailing 12 months ( B )	1.89	1.81

Long-term debt	$26,435	$35,270
Long-term debt to total capitalization ( C )	19.6%	25.4%

Book value ( D )	$108,497	$103,721

Book value per share ( E )	$11.22	$10.63

	Three Months Ended April 30,
	2010	2009

Comparable-store revenues ( F ):
Total	4.9%	-5.9%
Merchandise	6.3%	-5.1%
Rental	-1.7%	-9.3%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the three month period ended April 30, 2010 and 2009, respectively.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
Use of Non-GAAP Financial Measures
The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, as well as its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.
The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Free Cash Flow
Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Three months ended April 30,
	2010	2009

Net cash provided by operating activities	$10,796	$13,369
Purchase of property, equipment and improvements, net	(2,260)	(3,054)

Free cash flow	$8,536	$10,315

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net), income tax expense, property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue and stock-based compensation expense. The following table reconciles net income, a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended April 30,
	2010	2009

Net Income	$1,018	$1,702
Adjusted for
Interest expense, net	132	295
Income tax expense	401	1,107
Property and equipment depreciation expense	4,321	4,850

EBITDA	5,872	7,954

Gift card breakage revenue	(194)	—
Stock-based compensation	143	51

Adjusted EBITDA	$5,821	$8,005

Adjusted Operating Income
Adjusted operating income is defined as operating income excluding gift card breakage revenue and stock based compensation expense. The following table reconciles operating income, a GAAP financial measure, to adjusted operating income, a non-GAAP financial measure (in thousands):

	Three months ended April 30,
	2010	2009

Operating income	$1,531	$3,086
Adjusted for
Gift card breakage revenue	(194)	—
Stock-based compensation	143	51

Adjusted operating income	$1,480	$3,137

Free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of non-GAAP free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income may vary among other companies. Therefore, our free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income may not be comparable to similarly titled measures used by other companies.